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                                                                    Exhibit 4(j)

                    WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

                              ADDITIONAL WAIVER OF
                            SURRENDER CHARGES RIDER

ADDITIONAL TIMES                In addition to those situations set forth in the
WHEN SURRENDER             contract, the surrender charge will not apply if the
CHARGES WILL BE            owner or the annuitant is confined to a Long Term
WAIVED                     Care Facility or Hospital and has been so confined
                           for at least 30 days.


DEFINITIONS                     "Confined" means necessarily confined as an
                           inpatient. To be covered, confinement must commence while this contract is in force and be required by sickness or injury. Such confinement must have been upon the recommendation of a physician.

                                "Injury" means accidental bodily injury which is
                           sustained while this contract is in force.

                                "Sickness" means sickness or disease which first
                           manifests itself while this contract is in force.

                                "Inpatient" means a person who is confined in a
                           Hospital or Long Term Care Facility as a resident patient and for whom a charge of at least one day's room and board is made by the Hospital or Long Term Care Facility.

                                "Physician" means a duly licensed physician. It
                           does not include the owner or the annuitant or the owner's or the annuitant's spouse, child, parent, brother or sister.

                                "Long Term Care Facility" means a state licensed
                           Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: A Hospital; a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency or retirement care; or a place owned or operated by a member of the owner's or the annuitant's immediate family.

                                "Skilled Nursing Facility" means a facility
                           which: is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a physician; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

                                "Intermediate Care Facility" means a facility
                           which: is operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.


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                                "Hospital" means a facility which: is state
                           licensed and operated as a hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); is supervised by a staff of physicians; and has medical, diagnostic and major surgical facilities or has access to such facilities on a pre-arranged basis.

                                Neither "registered graduate professional nurse"
                           nor "licensed practical nurse" includes the owner or the annuitant or the owner's or the annuitant's spouse, child, parent, brother or sister.

NOTICE AND PROOF                Written notice and proof of confinement for 30
OF CLAIM days in a Hospital or Long Term Care Facility must be received at our Home Office prior to our waiver of surrender charges because of confinement.

POLICY TERMS APPLY              This rider is attached to and made a part of the
                           contract. The terms of the contract apply to the rider except to the extent they are in conflict with its terms.

WHEN RIDER ENDS                 This rider will end if the contract terminates
                           or is surrendered for cash.


            /s/ James N. Clark                       /s/ John F. Barrett
                 Secretary                              President and
                                                    Chief Executive Officer